UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 23, 2004

SRS LABS, INC.

(Exact Name of registrant as specified in its charter)

Delaware	0-21123	33-0714264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2909 Daimler Street Santa Ana, California		92705
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 442-1070

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

SRS Labs, Inc. (“SRS”) issued a press release on September 28, 2004 announcing that it had entered into a strategic alliance (the “Strategic Alliance”) with Coming Home Studios, LLC (“CHS”) to co-promote SRS’s technologies, CHS’s productions and each other’s respective brands to consumers and on SRS Labs’ OEM Channels world-wide.   The first project is a series of concert DVDs (the “Concert Videos”) using SRS’s Circle Surround multichannel encoding technology.  The full text of the press release is set forth in Exhibit 99.1 hereto.

In connection with the Strategic Alliance, SRS and CHS entered into four agreements:  a Strategic Alliance Agreement, the CHS/SRS LLC Operating Agreement, a Warrant Agreement and a Production Services Agreement, each of which is filed as an exhibit to this current Report and incorporated herein by reference.  The following summary of the agreements is qualified in its entirety by reference to the full text of the agreements.

Strategic Alliance Agreement.  In the Strategic Alliance Agreement CHS and SRS agree to work together to identify and implement co-promotional opportunities, including trade shows, movie theatres, video streaming, concert DVDs, artist endorsements, bundling and premium deals, web-based promotional clips and road shows.  The parties agree to share certain direct costs payable to third parties for promotional activities that benefit both parties.  The initial term of the agreement expires on July 9, 2006 and is automatically renewable for successive one-year terms unless notice of non-renewal is given by either party at least one year prior to the expiration of the then-current term.  The Strategic Alliance Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

CHS/SRS LLC Operating Agreement.  This agreement governs CHS/SRS, LLC, which is a joint venture CHS and SRS formed to complete and distribute the following Concert Videos:

Duran Duran
Boz Scaggs—Jazz
Boz Scaggs—Greatest Hits
Godsmack
All Access

CHS’s capital contribution to CHS/SRS, LLC consists of the artist agreements and related contracts pursuant to which CHS/SRS, LLC will produce and distribute the Concert Videos.  SRS’s capital contribution is an aggregate of $1,800,000, consisting of a $700,000 bridge loan from SRS to CHS completed on July 9, 2004 in anticipation of the strategic alliance, plus $1,100,000 in new cash.  CHS/SRS, LLC will contract with CHS as an independent contractor to complete production of the Concert Videos.  If the cost to complete the Concert Videos exceeds the SRS capital contribution, CHS must contribute the additional capital or arrange financing which is acceptable to SRS.  SRS would have the right, but not the obligation, to contribute additional capital for completion of the Concert Videos, in which case SRS would be entitled to a preferred return.

CHS will be the Manager of the LLC, responsible for overseeing the completion of the Concert Videos, delivery of the Concert Videos (including appropriate promotional and packaging materials for CHS and SRS) and receiving and accounting for proceeds, making distributions and ensuring that all of CHS/SRS LLC’s contractual obligations are performed.  CHS will be entitled to a management fee of 5% of all net revenues after deduction of certain expenses including artists’ participations.

Profits from the distribution of the Concert Videos and related assets will be allocated and distributed equally until SRS and CHS have both received 1.75 times their original $1,800,000 capital contributions, after which profits will be allocated and distributed 90% to CHS and 10% to SRS.  Distributions are to be made not later than 15 business days following the end of each fiscal quarter.  The CHS/SRS, LLC Operating Agreement is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Warrant Agreement.  Under this agreement SRS paid CHS $40,000 to acquire a warrant (the “Warrant”) to purchase up to 122,000 units of Class A membership interests in CHS, which represents approximately 10% of the equity of CHS, for an exercise price of $9.836 per unit, subject to adjustment if the pre-money valuation of CHS is less than $12,000,000 in CHS’s next round of equity financing that raises at least $1,500,000 in new equity.  The Warrant will be immediately vested and exercisable for up to two years from July 9, 2004.  It is transferable and contains standard antidilution and price protection provisions for warrants of this type.  The Warrant Agreement is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Production Services Agreement.  Under this agreement, CHS/SRS, LLC will contract with CHS as an independent contractor to perform all production services and to provide all other services, personnel, materials and elements for the production, completion and delivery of the Concert Videos.  The Agreement includes a delivery schedule requiring delivery of the All Access Concert Video in October, 2004, the Boz Scaggs—Jazz Concert Video in January 2005 and the Duran Duran Concert Video in March 2005.  It also includes delivery dates of August 3, 2004 for the Boz Scaggs—Greatest Hits Concert Video and September 13, 2004 for the Godsmack Concert Video, which CHS has already met.  CHS, as the independent contractor, shall receive an aggregate of $365,000 in production fees for all of its services under the Production Services Agreement.  CHS is responsible for payment of all costs and expenses in connection with the production of the Concert Videos.  If the actual cost to complete the Concert Videos exceeds $1,800,000 CHS shall be responsible for all overages.  The Production Services Agreement is attached hereto as Exhibit 10.4 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

10.1	Strategic Alliance Agreement between SRS Labs, Inc. and Coming Home Studios, LLC dated September 23, 2004.

10.2	CHS/SRS, LLC Operating Agreement between SRS Labs, Inc. and Coming Home Studios, LLC dated September 23, 2004.

10.3	Warrant Agreement between SRS Labs, Inc. and Coming Home Studios, LLC dated September 23, 2004.

10.4	Production Services Agreement between CHS/SRS, LLC and Coming Home Studios, LLC dated September 23, 2004.

99.1	Press Release dated September 28, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRS LABS, INC.,
a Delaware corporation

Date: September 28, 2004	By:	/S/ THOMAS C.K. YUEN
Thomas C.K. Yuen
Chairman of the Board and Chief Executive Officer